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EXHIBIT 99.1

[TENET HEALTHCARE CORPORATION LOGO]	NEWS RELEASE
Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com
Contacts:
Media: Harry Anderson (805) 563-6816 Investors: Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

        SANTA BARBARA, Calif.—Dec. 19, 2002—Tenet Healthcare Corporation (NYSE: THC) announced today that it has been advised that federal search warrants have been obtained by the U.S. Attorney's Office in San Diego and served on two administrative offices at Alvarado Hospital Medical Center in San Diego. The offices were identified as those of the hospital's chief executive officer and director of business development.

        Based on information in the search warrants, the company believes the searches relate to physician recruitment, relocation and consulting issues. To the company's knowledge, no patient care or Medicare outlier issues are involved. The company said it is fully cooperating with the federal authorities.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,851 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 115,000 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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  Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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  EXHIBIT 99.1